Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces Improved Third Quarter Results
Torrance, California, December 7, 2007 — Virco Mfg. Corporation (NASDAQ: VIRC) announced financial results for the third quarter ended October 31, 2007, in the following letter to stockholders from Robert A. Virtue, President and CEO:
Virco’s third quarter of August through October traditionally marks the end of the summer delivery season and thus provides a nearly complete picture of our trajectory for the year. In the third quarter, revenue increased 4.5% from $73,678,000 to $76,977,000. Pre-tax operating income increased 11.2%, from $5,953,000 to $6,617,000. Through nine months, revenue has increased 5.5%, from $186,788,000 to $197,030,000. Pre-tax operating income has increased 46.9%, from $10,638,000 to $15,627,000.
This year’s third quarter also included a one-time non-operating and non-cash gain of $10,681,000 resulting from the upward re-valuation of deferred tax benefits. In the following presentation of financial results, we encourage stockholders to focus primarily on pre-tax figures, which give a more accurate picture of the progress we’ve made toward our long-term goal of consistent 8—10% pre-tax earnings. Here are the numbers:

	Three Months Ended		Nine Months Ended
	10/31/2007	10/31/2006	10/31/2007	10/31/2006
	(In thousands, except share data)
Sales	$76,977	$73,678	$197,030	186,788
Cost of sales	49,037	46,586	123,825	119,819

Gross margin	27,940	27,092	73,205	66,969
Selling, general, administrative & interest	21,323	21,139	57,578	56,331

Income before taxes	6,617	5,953	15,627	10,638
Income tax provision	(10,122)	120	(9,742)	240

Net income	$16,739	$5,833	$25,369	10,398

Net income per share — basic	$1.16	$0.41	$1.76	$0.77
Net income per share — diluted	$1.15	$0.41	$1.75	$0.77

Weighted average shares outstanding — basic	14,416	14,362	14,388	13,475
Weighted average shares outstanding — diluted	14,535	14,364	14,503	13,499

	10/31/2007	1/31/2007	10/31/2006
Current assets	$61,895	$60,032	57,041
Non-current assets	61,498	56,245	59,484
Current liabilities	30,094	37,038	31,112
Non-current liabilities	18,669	30,361	30,363
Stockholders’ equity	74,630	48,878	55,050
The upward re-valuation of deferred tax benefits was triggered by third quarter earnings that caused cumulative operating results for the trailing 36 months to be profitable. This historical information, coupled with currently available information regarding future results, indicates that the Company has successfully completed a turnaround.

When we began to lose money in 2003, we also began generating two categories of potential future tax relief. The first category, net operating loss carry-forwards or “NOLs”, provides immediate tax benefits as soon as earnings are restored. For the past two years, we have been realizing NOLs by effectively paying no taxes on earnings. We expect to exhaust most of the remaining NOLs by the end of fiscal 2007, meaning that we will pay taxes on future operating profits at the normal corporate rate.
Deferred tax benefits are a second category of longer-term tax relief. While reported as an asset on our balance sheet, deferred tax benefits can only be recognized when long-term liabilities with corresponding reserves, such as pensions, warranties, and inventory obsolescence, are permanently retired. We have no expectation of retiring any of the liabilities for which we have established reserves, so the deferred tax benefits will likely remain on our balance sheet for many years. Their value may fluctuate up or down as tax rates and/or policies change, but as a category of asset we expect them to be relatively stable, with no appreciable impact on either operations or earnings after this quarter’s one-time re-valuation.
As of October 31, Virco was effectively debt-free. We pre-paid the remaining $10,000,000 of our term loan with Wells Fargo and simultaneously brought the balance of our seasonal revolver to zero. In recognition of this performance, Wells Fargo amended our seasonal credit facility by reducing its interest rate 1/2%, offering a LIBOR-based rate option, and as mentioned in our 8K of November 6, permitting the re-establishment of a cash dividend. Other elements of our credit facility remained unchanged, including the availability of adequate financing for seasonal inventories and receivables.
Most importantly, we continued to make progress with Equipment for Educators™, our low-cost market development initiative. In October we introduced two major lines of classroom furniture, Metaphor™ and Telos™, both of which were designed, engineered and tooled within our annual $3-5 million capital expenditures budget. During the same period we further enhanced the functional capabilities of our domestic manufacturing and distribution facilities with carefully targeted asset acquisitions.
We continue to advise current and potential shareholders to match their investment goals with our strategic horizon, which at present is approximately 3 — 5 years. Over that period, we believe the combination of available production capacity, new products, addressable market space, sufficient seasonal financing and limited capital requirements should generate consistent operating cash flows. We also believe these cash flows provide the most reliable basis for valuing Virco as a company, since they reflect the combined results of our market development initiatives and financial strategy.
In the near term, we are cautious about the impact of a slowing economy on public school funding and related furniture and equipment purchases, but we are also seeing early evidence that Equipment for Educators may be expanding our market share. If this proves to be the case, share gains may partially or completely offset any contraction in the overall market. The surest method we have for managing these contingencies is to continue our aggressive program of product and service development, while also maintaining the financial disciplines that have positioned us to perform in a variety of fluctuating market conditions.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the continuing impact of our Assemble-to-Ship and Equipment for Educators programs on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form 10K for year ended January 31, 2007, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.
End of Filing